Exhibit (h)(2)

THIRD AMENDMENT

TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS THIRD AMENDMENT effective as of April 1, 2026, to the Fund Administration Servicing Agreement (the “Agreement”) dated as of May 9, 2025, as amended, is entered into by and between Wedbush Series Trust, a Delaware statutory trust (the “Trust”) and Wedbush Fund Advisers, LLC, a Delaware limited liability company (“WFA” or the “Administrator”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the following series of the Trust to Amended Exhibit A:

Dan IVES Wedbush AI Power & Infrastructure ETF

WHEREAS, Section 10 of the Agreement allows for its amendment by written agreement executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WEDBUSH SERIES TRUST		WEDBUSH FUND ADVISERS, LLC
On behalf of each series listed on Amended Exhibit A attached hereto

By:	/s/ Matthew Bromberg	By:	/s/ Cullen Rogers
Name:	Matthew Bromberg	Name:	Cullen Rogers
Title:	President	Title:	Chief Investment Officer
Date:	04/01/2026	Date:	04/01/2026

Amended Exhibit A

Separate Series of Wedbush Series Trust:

Dan IVES Wedbush AI Revolution ETF

Wedbush Laffer Tengler New Era Value ETF

Wedbush ReturnOnLeadership® U.S. Large-Cap ETF

Dan IVES Wedbush AI Power & Infrastructure ETF